EXHIBIT 99.1


                                                CONTACT:
                                                CLIVE KABATZNIK
                                                SILVERSTAR HOLDINGS
                                                (561) 479-0040
                                                CLIVE@SILVERSTARHOLDINGS.COM



                     SILVERSTAR HOLDINGS REPORTS RESULTS FOR
                            YEAR ENDED JUNE 30, 2005

              SIGNIFICANT IMPROVEMENT IN OPERATING PROFITABILITY,
                       EXCLUDING NON CASH CURRENCY GAINS

BOCA RATON, FL- September 22, 2005 - Silverstar Holdings, Ltd. (Nasdaq:SSTR) today reported net income of $0.02 per share for the fiscal year ended June 30, 2005.

The Company generated revenues of $2,299,254 for the fiscal year with net income of $158,838 or $0.02 per share. Included in net income was a non-cash foreign currency gain of $81,773 related to its South African assets. Interest income for the year was $586,830.

For fiscal 2004, the Company earned net income of $1,002,523 or $0.12 per share on revenues of $2,367,463. Included in net income was a non-cash foreign currency gain of $1,287,291. Interest income for the year was $628,737.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, said: "The net income for fiscal 2005 reflects two months results for Strategy First, as well as record profitability for Fantasy Sports, Inc. We are pleased that we generated operating profits during the fiscal year, particularly in light of the fact that we recorded minimal currency gains during the past year as opposed to almost $1.3 million of such gains in 2004."

"Our acquisition of Strategy First in late April 2005 marked the first stage in our strategic plan to become an owner and operator of a broad rage of fee based electronic game companies. During the last two months of the fiscal year, Strategy First generated in excess of $350,000 in revenues and operated on a break even basis. As anticipated, due to the lag in product development as the company restructured in bankruptcy, Strategy First will have a relatively weak first quarter. However, with 16 games anticipated for release from October 2005 through June 2006, we expect Strategy First to contribute significant revenues and profitability during fiscal 2006. "

"Fantasy Sports had a record year, generating profits in excess $420,000 for fiscal 2005. We anticipate further gains in profitability for Fantasy as we continue to modify our business model during the next twelve months."

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                                Page 2 "Silverstar Holdings Report..." continued

"Magnolia Broadband continues to make excellent progress towards commercializing its unique RF diversity chip products and technology. Having successfully completed major field trials with SK Telecom in Korea in July 2005, they anticipate commercial orders and revenues being realized during the next twelve months. We are optimistic that this investment will generate value for Silverstar in the medium term. "

Mr. Kabatznik concluded, "While we are pleased with the progress we have made and the current status of our corporate portfolio, we still lack the critical mass to generate above average returns to significantly drive growth in shareholder value. In this regard, we continue to aggressively seek appropriate opportunities to enhance our revenues and income, both organically and through acquisitions. With our strong cash position and minimal debt, we hope to access further opportunities that will fuel profitable growth for Silverstar."

ABOUT SILVERSTAR HOLDINGS

Silverstar Holdings Ltd. is a publicly traded company, focusing on acquiring controlling positions in high growth fee-based electronic game businesses that stand to benefit from the economies of scale generated by Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee based NASCAR related and other fantasy sports games, Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com



The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

                                      # # #

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                            SILVERSTAR HOLDINGS, LTD.
                       CONSOLIDATED STATEMENT OF EARNINGS


                               QUARTER ENDED    QUARTER ENDED
                               JUNE 30, 2005    JUNE 30, 2004
                               -------------    -------------

Revenues                          $933,768         $534,227

Currency Gain (loss)             ($139,855)        $103,117

Interest Income                   $139,334         $150,709

Other Income (expense)             ($2,275)           ($430)

Net Income (loss)                ($106,803)        $132,319

Net Income Per Share:
    Basic                           ($0.01)           $0.02
    Diluted                         ($0.01)           $0.01

Weighted Average Number of
Shares Outstanding:
    Basic                        9,026,948        8,659,799
    Diluted                      9,449,447        8,989,962



                            SILVERSTAR HOLDINGS, LTD.
                       CONSOLIDATED STATEMENT OF EARNINGS

                              YEAR ENDING     YEAR ENDING
                             JUNE 30, 2005   JUNE 30, 2004
                             -------------   -------------

Revenues                       $2,299,254     $2,367,463

Currency Gain                     $81,773     $1,287,291

Interest Income                  $586,830       $628,737

Other Income                     $158,043        $11,801

Net Income                       $158,838     $1,002,523

Net Income Per Share:
     Basic                          $0.02          $0.12
     Diluted                        $0.02          $0.11

Weighted Average Number of
Shares Outstanding:
     Basic                      8,791,121      8,575,579
     Diluted                    9,170,411      9,089,113